Exhibit 99.1

Preliminary Information Regarding Financial Results for the Quarter Ended September 30, 2004

During the September 2004 quarter, our financial performance continued to deteriorate, primarily due to a significant decline in the domestic passenger mile yield compared to the levels in the September 2003 quarter, and historically high fuel prices.  We expect our net loss for the quarter to be in a range from $625 million to $675 million, or $4.99 to $5.39 loss per share, as compared to a loss of $164 million, or $1.36 loss per share, in the September 2003 quarter.  Our unrestricted cash balance was $1.45 billion at September 30, 2004 compared to $2.0 billion at June 30, 2004.

Our estimated net loss for the quarter includes a non-cash asset impairment charge of approximately $40 million associated with our agreement to sell eight MD-11 aircraft and a $14 million non-cash settlement charge related to our defined benefit pension plan for pilots.  The settlement charge relates to lump sum distributions to pilots who have retired.  Furthermore, we no longer recognize income tax benefits associated with current period losses.  This change was effective with the June 2004 quarter and will continue for the foreseeable future.